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                             PHOTOGEN TECHNOLOGIES, INC.
                           7327 OAK RIDGE HIGHWAY, SUITE B
                                 KNOXVILLE, TN 37931

                                                         PHONE:  423/769-4012
                                                           FAX:  423/769-4013
                                FOR IMMEDIATE RELEASE
                                    KNOXVILLE, TN

                                    MARCH 5, 1998


Photogen Technologies, Inc. (stock symbol PHGN) announced today that Dr. Eric Wachter, one of its principal scientists, will be presenting the preliminary results of the Company's current animal studies at the Spring Topical Meeting of the Optical Society of America, to be held on March 9, 1998 in Orlando, Florida.

The studies are being conducted under contracts with the University of Tennessee School of Veterinary Medicine and the Thompson Cancer Survival Center. These studies demonstrate controlled, simultaneous two-photon activation of PHOTOFRIN-Registered Trademark- using light at 730 nm, in the livers of laboratory mice (PHOTOFRIN-Registered Trademark- is a photoactive agent produced by QLT PhotoTherapeutics, Inc.). The Company believes this is the first demonstration of in vivo activation of a photoactive agent using a two-photon activation process.

Results obtained to date confirm the noninvasive activation of PHOTOFRIN-Registered Trademark- by observation of lesions formed on the livers of PHOTOFRIN-Registered Trademark- treated laboratory mice. Lesions were formed by focusing a 730 nm beam through the skin of the mouse, onto the mouse liver. Lesions were well defined, with cell necrosis limited to the focal region of the activation beam. Microscopic examination of tissues confirmed localization of necrosis to the beam focus, and a notable absence of collateral damage. In contrast, substantial collateral damage was clearly observed in control animals treated with PHOTOFRIN-Registered Trademark- and activated using a single photon activation process with light at 630 nm. Additional experiments, designed to measure the increase in tissue temperature during exposure to laser irradiation, showed that light at 730 nm caused substantially less heating than light at 630 nm. Furthermore, tissue treated with 730 nm light alone (without PHOTOFRIN-Registered Trademark-) showed no detectable adverse effect. These results were made possible using Photogen's proprietary simultaneous two-photon activation process, which allows use of activation wavelengths that more easily penetrate tissue. Photogen's activation process further enables three dimensional control over the activation site.

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Photogen's two-photon activation process is expected to substantially increase the effective treatment depth of existing photoactive agents, enabling noninvasive therapies. The Company's two-photon activation process may also enable the use of phototoxic agents previously thought to be ineffective for deep tissue treatment due to activation at wavelengths below 600 nm (light in this region has not been known to penetrate tissue deeply). However, additional testing will be necessary to confirm these possibilities. Dr. Wachter and his colleagues at Photogen intend to continue to study activation of other existing photodynamic agents, and to determine the maximum effective treatment depth obtainable with two-photon activation.

The Company, through its wholly owned subsidiary Photogen, Inc., is a development stage company focused on creating photodynamic-related health care products based on its proprietary simultaneous two-photon activation technology. The Company has discovered new methods for using laser generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. The technologies involve methods, materials, and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue, or identify and diagnose disease.

This press release may contain forward-looking statements that involve risks and uncertainties. A full discussion of the Company's operations and financial condition, including factors that may affect the Company's business and future prospects, is contained in documents the Company files with the Securities and Exchange Commission, such as the Company's Form 10-SB and the Company's reports on Form 10-QSB and Form 10-KSB. These documents identify important factors that could cause the Company's actual performance to differ from current expectations.

For further information, please contact John Smolik, Photogen's President and Chief Executive Officer, at (423) 769-4012.

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